Exhibit 10.2

TERMINATION OF GUARANTY AGREEMENT

This Termination of Guaranty Agreement, dated April 24, 2006 (the “Termination Agreement”), is by and between ALLIANCE RESOURCE GP, LLC, a Delaware limited liability company (“Guarantor”), and FIFTH THIRD BANK, an Ohio banking corporation (“Lender”).

W I T N E S S E T H:

WHEREAS, Guarantor and Lender are parties to a Guaranty, dated August 30, 2001 (the “Guaranty”), pursuant to which Guarantor agreed to guarantee the payment by Alliance Resource Partners, L.P., a Delaware limited partnership (“Borrower”), of all amounts owing under that certain Letter of Credit Facility Agreement, dated as of August 30, 2001 (as amended), between Borrower and Lender.

WHEREAS, the parties hereto wish to terminate the Guaranty effective as of the date hereof; and

WHEREAS, each party hereto wishes to irrevocably release the other party hereto from all of its respective obligations and liabilities under the Guaranty.

NOW, THEREFORE, in consideration of the premises and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Termination and Release. The Lender irrevocably agrees that the Guaranty is hereby terminated as of the date hereof, that Guarantor shall have no further obligations, duties or liabilities thereunder, and the Lender hereby releases, waives and forever discharges Guarantor from all obligations, duties or liabilities of whatever nature arising under or in connection with the Guaranty.

Section 2. Counterparts. This Termination Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each complete set of which, when so executed and delivered by all parties, shall be an original, but all such counterparts shall together constitute one and the same instrument.

Section 3. Headings. The section headings in this Termination Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

Section 4. Amendments; etc. No amendment, modification or supplement to this Termination Agreement, or waiver of any provision or right hereunder by any party hereto, shall be effective unless in writing and executed by the parties hereto. This Termination Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns.

Section 5. Governing Law. This Termination Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be executed on the date first above written.

FIFTH THIRD BANK

By:	/s/ Mike Mendenhall
Name:	Mike Mendenhall
Title:	Assistant Vice President

ALLIANCE RESOURCE GP, LLC

By:	/s/ Cary P. Marshall
Name:	Cary P. Marshall
Title:	VP – Corporate Finance & Treasurer

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